Exhibit 10.1

EMPLOYMENT AGREEMENT

MF Global Holdings Ltd.

(the “Company”)

and

The person whose name and address are set out in Item 1

of the Schedule

(the “Employee”)

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on 28 October 2010

BETWEEN:

MF Global Holdings Ltd.

717 Fifth Avenue, 11th Floor

New York, New York 10022

(hereinafter referred to as the “Company”); and

The person whose name and address are set out in Item 1

of the Schedule

(hereinafter referred to as the “Employee”).

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	In this Agreement, unless the contrary intention appears:

“Competitive Enterprise” means, at any time, any business enterprise that engages (1) in any activity anywhere as a futures commission merchant, broker dealer or similarly situated intermediary or (2) in any other business in which the Company is engaged on the Employee’s date of termination (or, if earlier, the date of determination of breach of Clause 17) and which represents either more than 5% of the Company’s net revenues or 2% of the Company’s gross revenues (in each case calculated in accordance with U.S. generally accepted accounting principles) during the four completed fiscal quarters immediately prior to the Employee’s date of termination (or, if earlier, the date of determination);

“Client” means any client or prospective client of the MF Global Group to whom the Employee provided services (or was to provide services prospectively) or for whom the Employee transacted business (or was to transact business prospectively) during the course of the Employee’s employment with the MF Global Group;

“control” means the power, whether held directly or indirectly, to direct or cause the direction of the management and policies of another person through the ownership of more than 50 percent, of the voting securities of a person;

“Directors” means the directors of the Company, and / or a Related Body Corporate to whom this Agreement is assigned from time to time;

“MF Global Group” means the Company and Related Bodies Corporate;

“Proprietary Information” means confidential or proprietary information concerning (1) the MF Global Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (2) any other matter relating to the MF Global Group and (3) any matter relating to Clients of the MF Global Group or other third parties having relationships with the MF

Global Group. Proprietary Information may include information furnished to the Employee orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (1) that was or becomes generally available to the Employee on a non-confidential basis, if the source of this information was not reasonably known to the Employee to be bound by a duty of confidentiality, (2) that was or becomes available to the public, other than as a result of a disclosure by the Employee, directly or indirectly, that is not authorized by the MF Global Group or (3) that the Employee independently developed, learned, or discovered without reference to any Proprietary Information;

“Related Body Corporate” means any body corporate directly or indirectly controlling, controlled by, or under common control with, the Company including any company or other corporate entity directly or indirectly controlled by the Company;

“Related Bodies Corporate” means any two or more of such Related Body Corporate;

“Restraint Period” means the period of time described in Item 16 of the Schedule commencing from the date of expiration or sooner termination of the Employee’s employment under this Agreement;

“Solicit” means any direct or indirect communication of any kind that in any way invites, advises, encourages or requests any person to take or refrain from taking any action; and

“Term” means the period of the Employee’s employment under this Agreement.

1.2	1.2 In this Agreement, unless the context indicates otherwise:

(a)	a reference to this Agreement or another agreement or instrument includes any amendment, modification, variation, novation, supplement or replacement of each of them;

(b)	references to Clauses and the Schedule are to clauses of and the schedule to this Agreement;

(c)	a reference to a statute, ordinance or other law includes regulations and other instruments under it and consolidation amendments, re-enactments or replacements of any of them;

(d)	the singular includes the plural and vice versa and words importing any gender will be deemed to include all genders;

(e)	the word “person” includes a firm, a body corporate, an unincorporated association or an authority;

(f)	a reference to a person includes a reference to the person’s executors, administrators and successors;

(g)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day; and

(h)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

1.3	Headings are inserted for convenience and do not affect the interpretation of this Agreement.

2.	EMPLOYMENT AND DUTIES OF EMPLOYEE

2.1	The Company shall employ the Employee and the Employee shall serve the MF Global Group in the capacity described in Item 2 of the Schedule or in such additional or substituted capacities as may from time to time be agreed upon by the Company and the Employee.

2.2	The Employee shall perform such duties and exercise such powers as are described in Item 3 of the Schedule or as are otherwise assigned to or vested in him by the Directors, the Chief Executive Officer of the Company or any other persons duly authorised by the Directors.

2.3	The Employee acknowledges and agrees that he may be required from time to time to perform such services for any Related Bodies Corporate as may be agreed between the Employee and the Company and that he may be required from time to time to accept such offices in such Related Bodies Corporate as the Company may require from time to time.

3.	TERM OF EMPLOYMENT

3.1	The employment of the Employee under this Agreement shall be deemed to have commenced in accordance with Item 4 of the Schedule and is subject to termination by either party giving to the other notice in writing in accordance with Item 5 of the Schedule, and as provided below.

3.2	The Company shall have the discretion to terminate the Employee’s employment lawfully without any notice or on notice less than that required in Item 5 of the Schedule by paying the Employee a sum equal to but no more than his salary and value of vested contractual benefits in respect of that part of the period of notice in Item 5 of the Schedule which the Company has not given to the Employee less any appropriate tax and other statutory deductions. Should the Company exercise its discretion to terminate this Agreement in this way, all of the Employee’s post termination obligations contained in this Agreement and in particular the confidentiality provisions and restrictive covenants in Clauses 8 and 17 shall remain in full force and effect.

3.3	The Employee represents and warrants that: (1) he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms, (2) he is not a party to any contract, agreement or understanding, written or oral, which could restrict or prevent him from entering into this Agreement or performing all of his duties and obligations hereunder, and (3) he is not a party to any other agreement containing any non-competition, non-solicitation, confidentiality or other restrictions on his activities. The Employee further represents and warrants that, to the best of his knowledge, information and belief, he is not aware of any action taken by him (or any failure to act) that could form the basis for a breach of fiduciary duty or related claim against him by any current or former employer.

4.	REMUNERATION AND BENEFITS

4.1	Subject to the terms and conditions of this Agreement, the Company shall pay to the Employee a monthly salary of the amount specified in item 6 of the Schedule.

4.2	In addition to the payment of the monthly salary under Clause 4.1, the Company shall provide to the Employee the benefits and entitlements set out in Item 7, Item 8, Item 9 and Item 10 of the Schedule, if any, and make the necessary Central Provident Fund and other statutory contributions or deductions as required by law.

4.3	The Employee agrees to the deduction from his salary or other sums payable to him of all Central Provident Fund deductions, if so required under law, and other statutory deductions as required by law, all contributions payable and authorised by him under any fund of which he is a member, and all other amounts that may be owed by him on any account to the Company or any Related Body Corporate.

4.4	On termination of this Agreement, the MF Global Group may deduct from any sums then owed to the Employee by way of salary or otherwise, any sums owed by the Employee to the MF Global Group.

5.	COMPANY’S POLICIES

The Employee shall abide by the MF Global Group’s written code of conduct and business ethics and other written policies, procedures or guidelines relating to personal and business conduct, as may be prescribed from time to time and a copy of each of which will be provided to the Employee by the Company, either in hard copy or electronically via MF Global’s corporate intranet, together with any updates from time to time.

6.	HOURS OF WORK AND LEAVE

6.1	The Employee’s working hours are specified in Item 4b of the Schedule. Notwithstanding the foregoing, the Employee may be required to work beyond normal business hours in order to fulfil his duties under this Agreement.

6.2	The Employee is entitled during the continuance of this Agreement to the annual leave set out in Item 11 of the Schedule (in addition to the usual public holidays) and at such time or times as may be mutually agreed between the Employee and the Directors or any other persons duly authorised by the Directors.

6.3	The Employee is entitled during the continuance of this Agreement to the annual medical leave for illness set out in Item 15 of the Schedule.

7.	EMPLOYEE’S DUTIES

7.1	The Employee shall during the Term:

(a)	devote the whole of his time, attention and skills to his duties under this Agreement;

(b)	not provide his services to any other person other than the Company or a Related Body Corporate or to a charitable or other non-profit or philanthropic organisation (provided the provision of such charitable, non-profit or philanthropic services is not inconsistent with applicable MF Global Group policy), without the prior written consent of the Directors, the Chief Executive Officer or any other person authorised by the Directors;

(c)	other than the ownership and management of personal investments not inconsistent with applicable MF Global Group policy, not be concerned or interested in any Competitive Enterprise;

(d)	faithfully and diligently perform his duties and exercise such powers consistent with the office to which he is appointed or as may from time to time be assigned to or vested in him by the Directors, the Chief Executive Officer or any other person authorised by the Directors;

(e)	obey all reasonable and lawful directions of the Directors, the Chief Executive Officer and any other person authorised by the Company and comply with all of the rules, regulations, policies and procedures of the Company and its Related Bodies Corporate from time to time in force which are in writing and copies of which have been provided to the Employee by the Company in accordance with Clause. For the avoidance of doubt, the Company and/or its Related Bodies Corporate may at their discretion modify such rules, regulations, policies and procedures at any time, and such rules, regulations, policies and procedures shall bind the Employee as at the date from which they take effect;

(f)	obey all applicable laws from time to time in force, including directions and/or regulations of any other governmental, regulatory, or self-regulatory authorities that may from time to time have purview over any part of the business activities of the MF Global Group, including without limitation the U.S. Securities and Exchange Commission, the Monetary Authority of Singapore, the Singapore Exchange Derivatives Trading Limited and the New York Stock Exchange; and

(g)	use his best endeavours to promote the business interests of the MF Global Group and to expand its businesses.

7.2	At any time during any period of notice of termination (whether given by the Company or by the Employee), the Company shall have the right in its absolute discretion to assign reduced or alternative duties or no duties at all to the Employee and shall be entitled to require the Employee to act at the direction of the Company including the right to exclude the Employee from its premises and/or prevent the Employee from discussing its affairs with the Company’s employees, agents, subcontractors, vendors or Clients. If the Company exercises its rights under this Clause 7.2, the Employee’s entitlement to salary and other vested contractual benefits shall continue subject always to the relevant scheme or policy relating to such benefits. For the avoidance of doubt, at all times during such period, the Employee shall continue to be bound by the same obligations to the Company as were owed prior to the commencement of the notice period.

8.	PROPRIETARY INFORMATION

8.1	The Employee will obtain or create Proprietary Information in the course of his involvement in the MF Global Group’s activities and may already have Proprietary Information. The Employee agrees that the Proprietary Information is the exclusive property of the MF Global Group, and that, during his employment, he will use and disclose Proprietary Information only for the MF Global Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the MF Global Group. After his employment, the Employee will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights the MF Global Group may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.

8.2	The Employee agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation his entire right, title and interest in and to all Inventions in the Field (as defined below), together with all United States and foreign rights with respect thereto, and, at the Company’s expense, to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions in the Field and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company or any Related Body Corporate in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights.

For the purposes of this Agreement, “Inventions in the Field” shall include any discovery, process, design, development, improvement, application, technique or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived, created, discovered, invented or made by the Employee, individually or jointly with others (whether on or off the MF Global Group’s premises or during or after normal working hours), while in the employ of the Company or any Related Body Corporate, and which was or is directly or indirectly related to the business of MF Global Group, or which resulted or results from any work performed by, or use of any documents, property or other personal property of the MF Global Group (whether tangible or intangible and whether owned, leased or contracted for) by, the Employee, any employee or agents of MF Global Group.

9.	SPECIAL CONDITIONS

9.1	Notwithstanding anything to the contrary in this Agreement, this Agreement should be read and construed subject to the special conditions, if any, set out in Item 17 of the Schedule.

9.2	It is hereby agreed and declared that notwithstanding anything herein contained, any breach (whether by act, omission, default or negligence) of the covenants, conditions and stipulations herein contained which arises from or is in consequence of the act, omission, default or negligence of the Employee, shall not be considered a breach by the MF Global Group.

9.3	The MF Global Group shall not be liable for any loss, damage or liabilities whatsoever suffered by the Employee as a result of the act, omission, negligence or default of the Employee and the Employee shall indemnify the MF Global Group from all such loss, damage or liabilities.

9.4	The Employee agrees that the MF Global Group shall not be liable for any loss, damage or liabilities whatsoever suffered by the Employee if the employment of the Employee under this Agreement is terminated by reason of the liquidation of the Company or any Related Body Corporate for purposes of reconstruction or amalgamation.

9.5	For the avoidance of doubt, any amendment, review, modification or termination of this Agreement or the provision of any consent or approval hereunder (including the review of remuneration at the times specified in Item 14 of the Schedule) or any notice or communication given or to be given by the Company may only be effected or done by the Directors on behalf of the Company or such other person (other than the Employee) as the Directors may appoint for such purpose.

10.	DISMISSAL

Notwithstanding Clause 3.2, the Company may by notice in writing summarily, and without any further obligation (including under Clause 3.2), terminate for “Cause” the employment of the Employee under this Agreement:

(a)	if the Employee commits any act of gross negligence or misconduct in connection with or affecting the business or affairs of the MF Global Group;

(b)	in the event of any serious breach or repeated breach (after prior warning) or non- observance by the Employee of any of his obligations under this Agreement;

(c)	if the Employee becomes bankrupt or suspends payment or compounds with or assigns his estate for the benefit of his creditors or any of them;

(d)	if the Employee refuses or neglects to comply with any lawful and reasonable order given to him by the Directors or any other persons duly authorised by the Directors, the Chief Executive Officer or any other person authorised by the Company;

(e)	if the Employee is convicted of any criminal offence, including, without limitation, an offence involving fraud, dishonesty or insider dealing (excluding however a traffic offence which could not result in imprisonment);

(f)	if the Employee is guilty of fraud or dishonesty or engages in or engaged in conduct tending to bring himself or the Company or any Related Body Corporate into disrepute;

(g)	if the Employee wilfully and materially breaches the MF Global Group’s written code of conduct and business ethics or other material written policy, procedure or guideline relating to personal conduct in effect from time to time or Clauses 8,13 or 17;

(h)	if the Employee wilfully attempts to obstruct or fails to cooperate with any internal investigation by the Company or any Related Body Corporate or any Investigation by governmental or self-regulatory entity;

(i)	if the Employee fails to obtain or maintain any valid licences necessary for the Employee to perform the Employee’s duties or responsibilities to the MF Global Group under this Agreement, if the Company has advised the Employee of the requirement to hold the license; or;

(j)	if the Employee becomes disqualified or barred by any governmental, regulatory or self-regulatory authority from serving in the capacity contemplated by this Agreement or the Employee loses any governmental or self-regulatory license that is reasonably necessary for the Employee to perform the Employee’s responsibilities to the MF Global Group under this Agreement, if (1) the disqualification, bar or loss continues for more than 60 days and (2) during that period the MF Global Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Employee’s employment, he will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if his employment Is not permissible, he will be placed on paid leave (to the extent legally permissible).

For purposes of this definition, (1) no act or omission by the Employee will be “wilful” unless it is made by him in bad faith or without a reasonable belief that his act or omission was in the best interests of the MF Global Group and (2) any act or omission by the Employee based on authority given pursuant to a resolution duly adopted by the Directors will be deemed made in good faith and in the best interests of the MF Global Group.

11.	RESIGNATION FROM OFFICES

Upon the termination for whatever reason of his employment under this Agreement, the Employee shall, at the request of the Company, immediately resign from all offices held by him in the Company and any Related Body Corporate. Should the Employee fail to do so, the Company is hereby irrevocably authorised to appoint some person in the Employee’s name and on the Employee’s behalf to sign any documents and to do such other things which are required to give effect thereto.

12.	RETURN OF DOCUMENTS

Upon termination for whatever reason of his employment under this Agreement:

12.1	the Employee shall deliver to the Company or its authorised representatives all plans, statistics, documents, records, papers, credit cards, keys and other items of whatsoever nature in his possession or control and relating in any way to the business or affairs of the Company or any Related Body Corporate;

12.2	the Employee is not entitled to retain a copy of any item referred to in Clause 12.1 in whatever forms or medium except as may be reasonably necessary for the Employee’s personal records, employment history, tax liabilities in any jurisdiction and in connection with any actual or potential Employment Matter (as defined in Clause 23.2) or the enforcement of the Employee’s rights under this Agreement; and

12.3	the Employee shall deliver to the Company or its authorised representatives within 30 days of termination of his employment a written certification that he does not possess any item or copy thereof referred to in Clause 12.1 in whatever forms or medium, other than as permitted by Clause 12.2.

13.	CONFLICTS OF DUTY

During the continuance of the Employee’s employment, the Employee shall not without the Company’s prior written approval:

(a)	be engaged or interested, either directly or indirectly, in any capacity in any trade, business or occupation; or

(b)	in any manner take part in or lend his name, counsel or assistance to any person or party in any capacity whatsoever for any purpose;

in each case, (1) which would or could reasonably expected to be competitive with the business of the MF Global Group, (2) that would or could reasonably be expected to have any appearance of a conflict with his duties and responsibilities under this Agreement, or (3) that may adversely reflect upon or affect the reputation of the MF Global Group or the Employee.

14.	CONTINUING OBLIGATIONS

The termination of this Agreement or of the employment of the Employee under this Agreement does not operate to terminate the provisions of Clauses 8, 11, 12, 15, 16, 17 to 23 and Clause 4.2 to the extent to which it relates to item 10 of the Schedule, which (subject as expressly provided) remain in full force and effect and binding on the Employee and the Company without limit in point in time notwithstanding termination of this Agreement.

15.	TRANSITION AND OTHER ASSISTANCE

Between the time that a notice of termination has been given and the effective date of the termination, the Employee will take all actions the MF Global Group may reasonably request to maintain for the MF Global Group the business, goodwill and business relationships with any Clients. In addition, while the Employee is employed, and continuing after the termination of his employment with the Company, upon receipt of reasonable notice from the Company (including outside counsel), the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of his employment with the MF Global Group, and will provide assistance to the MF Global Group in the defense or prosecution of any claim that may be made by or against the MF Global Group. Such cooperation shall include, without limitation, serving as a witness at trial or hearing, being deposed, and preparation for the same or otherwise cooperating with the MF Global Group as determined to be necessary by the MF Global Group (including outside counsel) at its sole discretion, for the defense or prosecution of a claim.

The MF Global Group shall reimburse the Employee for all pre-approved, reasonable expenses in connection therewith, including travel expenses, and shall compensate the Employee at a daily rate equal to his salary on the date his employment terminated, divided by 200, with all days used for preparation, travel and other related matters being included for purposes of determining the compensation due to him. The MF Global Group shall provide the Employee with notice at least 20 days prior to the date on which any such cooperation is required.

16.	NOTICES

16.1	A notice, approval, consent or other communication in connection with this Agreement:

(a)	must be in writing; and

(b)	must be delivered personally to or left at or sent by prepaid ordinary post (airmail if posted to or from a place outside the country in which the address is located) to the address of the addressee, or be sent by e-mail to the Employee’s private e-mail address specified in Item 12 of the Schedule, or if the addressee notifies another address, or email then to that address.

16.2	A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.

16.3	A letter, facsimile, or e-mail is taken to be received:

(a)	in the case of a posted letter, on the third (seventh, if posted to or from a place outside the country in which the address is located) day after posting;

(b)	in the case of a facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient;

(c)	in the case of an e-mail, on receipt of a notice of delivery (or equivalent confirmation).

17.	POST-EMPLOYMENT RESTRICTION

17.1	The Employee acknowledges that:

(a)	the information gained by the Employee in the performance of his duties under this Agreement is not or may not be known by the general public or by the majority of those engaged in the business of providing similar services in financial or other derivatives or cash securities;

(b)	by virtue of his employment under this Agreement, he has obtained and will obtain confidential information as to the business, operations and organisation of the Company and any of its Related Bodies Corporate including, without limitation, the names of customers, representatives, directors, suppliers and consultants and their operations which belong exclusively to and is of substantial value to the Company and its Related Bodies Corporate and, in view of the Employee’s access to Proprietary Information and the Employee’s importance to the MF Global Group, if the Employee competes with the MF Global Group for some time after his employment, the MF Global Group will likely suffer significant harm;

(c)	he has and will acquire information in the course of his employment which can be expected to be of value to a company, firm or other business entity engaged that is a Competitive Enterprise;

(d)	he will, in the ordinary course of his employment under this Agreement have material or direct dealings with the clients and customers of the Company and with one or more of its Related Bodies Corporate, and will acquire personal knowledge and influence over such clients and customers; and

(e)	he will have material or direct dealings with, or executive authority or responsibility over, employees of the Company and any of its Related Bodies Corporate,

and that accordingly, the Employee agrees to be bound by this Clause 17 in order to protect the legitimate interests of the Company and its Related Bodies Corporate.

17.2	Until the end of the Restraint Period, the Employee will not directly or indirectly:

(a)	hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise; or

(b)	associate (including as a director, officer, employee, partner, sole proprietor, consultant, agent or advisor) with a Competitive Enterprise and in connection with the Employee’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(1) that is substantially related to any activity that the Employee was engaged in,

(2) that is substantially related to any activity for which the Employee had direct or indirect managerial or supervisory responsibility, or

(3) that calls for the application of specialized knowledge or skills substantially related to those used by the Employee in the Employee’s activities,

in each case, for the MF Global Group at any time during the last twelve (12) months of his employment with MF Global.

17.3	Until the end of the Restraint Period, the Employee will not attempt to Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the MF Global Group.

17.4	Until the end of the Restraint Period, the Employee will not attempt to Solicit anyone who is then an employee of the MF Global Group (or who was an employee of the group within the prior six (6) months) to resign from the MF Global Group or to apply for or accept employment with any Competitive Enterprise.

17.5	Before the Employee accepts employment with any other person or entity during the Restraint Period, the Employee will provide the prospective employer with written notice of the provisions of this Clause 17. The Employee will deliver a copy of the notice required by the preceding sentence to the Company no later than 30 days after commencing employment with such prospective employer.

17.6	The Employee acknowledges and agrees that the provisions of Clauses 17.2, 17.3, 17.4, and 17.5 shall be binding.

17.7	The Employee will not disparage the Company, any of its Related Bodies Corporate or their respective businesses, Clients, directors, officers, shareholders, products or services and will not interfere with their relationships with their Clients, subcontractors, employees, consultants, shareholders, suppliers, bankers or others. This applies both during the period of the Employee’s employment under this Agreement and during the Restraint Period.

17.8	At no time after the termination of his employment under this Agreement shall the Employee directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company or with any Related Body Corporate, other than as a former employee of the MF Global Group.

17.9	The Employee acknowledges that monetary damages alone would not be adequate compensation to the MF Global Group for a breach of Clause 8 or Clauses 17.2, 17.3, 17.4 and/or 17.7 and that the MF Global Group is entitled to seek a restraining order or an injunction, a decree or otherwise, as may be appropriate to ensure compliance with the provisions of any or all of the foregoing Clauses (as the case may be) from a court of competent jurisdiction if:

(a)	the Employee fails to comply or threatens to fail to comply with Clause 8 or Clause 17; or

(b)	the Company has reason to believe the Employee will not comply with Clause 8 or Clause 17.

No waiver of any such breach or violation shall be implied from the forbearance or failure by the Company to take action in respect of such breach or violation.

17.10	The Employee agrees that, having regard to all the circumstances, the restrictions contained in Clause 8 and Clauses 17.2, 17.3, 17.4, and 17.7 are reasonable and necessary for the protection of the Company and any Related Body Corporate and that they do not bear harshly upon him.

17.11	The parties agree that each provision of Clause 8 and Clauses 17.2, 17.3, 17.4 and 17.7 shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected.

17.12	The parties agree that notwithstanding the foregoing, if any restriction is found to be void but would be valid and enforceable if some part of it were deleted or modified, that restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

17.13	The restrictions in this Clause 17 are held by the Company for itself and on trust for such other Related Bodies Corporate and shall be enforceable by the Company on behalf of each such other Related Bodies Corporate as though that Related Body Corporate was a party to this Agreement.

17.14	Without prejudice to Clause 17.13 and to the rights and remedies of the Company under this Clause 17 (which are hereby expressly and entirely reserved), the Company may request the Employee to, and upon any such request the Employee shall, enter into a direct agreement (at the cost and expense of the Company) with such other Related Body Corporate as the Company may direct whereby the Employee will accept restrictions in substantially the same form and with substantially the same content as those included in this Clause 17.

17.15	The Employee undertakes with the Company that he will observe any substitute restrictions (in place of those set out in Clauses 17.2, 17.3, 17.4 and 17.7) as the Company may from time to time specify in writing which are in all respects no more restrictive in extent than those specified in Clauses 17.2, 17.3, 17.4 and 17.7.

18.	RECOUPMENT

18.1	In the event of a restatement of the Company’s consolidated financial statements (beginning with the financial statements for the quarterly period ending December 31, 2010), the Company shall have the right to take appropriate action to recoup from the Employee any portion of any bonus and other equity or non-equity compensation received by the Employee the grant of which was tied to the achievement of one or more specific performance targets, with respect to the period for which such financial statements are or will be restated (“Recoupment Amount”), regardless of whether the Employee engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, he otherwise would not have received such bonus or other compensation (or portion thereof). In the event the Company is entitled to, and seeks, recoupment under this Clause 18, the Employee shall promptly reimburse the Recoupment Amount to which the Company is entitled to recoup hereunder. In the event the Employee fails to make prompt reimbursement of any such Recoupment Amount to which the Company is entitled to recoup and as to which the Company seeks recoupment hereunder, the Employee acknowledges and agrees that the Company shall have the right to (i) deduct such Recoupment Amount from the compensation or other payments due to the Employee from the Company or (ii) to take any other appropriate action to recoup such Recoupment Amount.

For purposes of this Clause 18, the Recoupment Amount shall be calculated on an after-tax basis unless such restatement results from the Employee’s misconduct within the meaning of Section 304 of the U.S. Sarbanes-Oxley Act of 2002.

18.2	The Employee acknowledges that the Company does not waive its right to seek recoupment of any Recoupment Amount as described under this Clause 18 for failure to demand repayment or reduce the payments made to the Employee. Any such waiver must be done in a writing that is signed by both the Company and the Employee.

18.3	The rights contained in this Clause 18 shall be in addition to, and shall not limit, any other rights or remedies that the MF Global Group may have under law or in equity, including, without limitation, any rights the Company may have under any other MF Global Group recoupment policy or other agreement or arrangement with the Employee.

19.	SURVIVAL

The termination of the Employee’s employment howsoever arising shall not affect such of the terms hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to the Company in respect of any breach or default by the Employee.

20.	ENTIRE AGREEMENT

This Agreement is the entire agreement between the Employee and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

21.	SUCCESSORS AND ASSIGNMENT

21.1	If the Employee dies all amounts to which the Employee would have been entitled under this Agreement but for his death will be payable by the Company to the Employee’s estate.

21.2	The Employee may not assign this Agreement without the Company’s consent Also, except as required by law, the Employee’s right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Clause 21.2, whether voluntary or involuntary, will be void.

21.3	The Employee agrees that the Company may assign (or reassign), at any time or from time to time, its obligations under this Agreement to any Related Body Corporate. In the case of such assignment (or reassignment), unless otherwise specified by the Company in the writing, the applicable Related Body Corporate shall become the “employer” of the Employee. The Related Body Corporate to whom this Agreement is being initially assigned is set forth in Item 18. For the avoidance of doubt, there shall be no duplication of compensation or benefits where the obligations of the Company hereunder are performed by another Related Body Corporate (or vice versa).

22.	THIRD PARTY BENEFICIARIES

Subject to Clause 21, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than the Employee and the Company and the Employee’s and the Company’s permitted successors and assigns.

23.	GOVERNING LAW AND JURISDICTION

23.1	This Agreement and the transactions contemplated by this Agreement shall be governed by and construed in accordance with the laws from time to time in force in the jurisdiction specified in Item 13 of the Schedule.

23.2	Subject to the provisions of this Clause 23, any controversy or claim between the Employee and the MF Global Group arising out of or relating to or concerning this Agreement, or any aspect of the Employee’s employment with the Company or the termination of that employment (together, an “Employment Matter”) will be finally settled by arbitration in the County of New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. However, the rules will be modified in the following ways: (1) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Clause 8, (2) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs and (3) the arbitration will be conducted before a panel of three arbitrators, one selected by the Employee within 10 days of the commencement of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm other than a law firm, or individual, who provided services to the Company or the Employee at any time during the previous 10 years). Notwithstanding the preceding, to the extent the rules of any self- regulatory organization applicable to the MF Global Group require an Employment Matter to be arbitrated by different arbitration rules, such required arbitration rules will apply.

23.3	Limitation on Damages. The Employee and the MF Global Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.

23.4	Injunctions and Enforcement of Arbitration Awards. The Employee or the MF Global Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Clause 23.2. Also, the MF Global Group may bring such an action or proceeding, in addition to its rights under Clause 23.2 and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Clauses 8 and 17. The Employee agrees that (1) his violating any part of Clauses 8 and 17 can cause damage to the MF Global Group that cannot be adequately compensated by monetary damages alone,, (2) the MF Global Group therefore is entitled to seek an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Clauses, (3) no proof will be required that monetary damages for violations of those Clauses would be difficult to calculate and that remedies at law would be inadequate.

23.5	Jurisdiction and Choice of Forum. The Employee and the MF Global Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of

New York over any Employment Matter that is not otherwise arbitrated or resolved according to Clause 23.2. This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both the Employee and the MF Global Group (1) acknowledge that the forum stated in this Clause 23.5 has a reasonable relation to this Agreement and to the relationship between the Employee and the MF Global Group and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Clause 23.5 in the forum stated in this Clause, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Clause 23.5 and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Employee and the MF Global Group. However, nothing in this Agreement precludes the Employee or the MF Global Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Clauses 23.2, 23.4 and this Clause 23.5.

23.6	Waiver of Jury Trial. To the extent permitted by law, the Employee and the MF Global Group waive any and all rights to a jury trial with respect to any Employment Matter.

SCHEDULE

Item 1 Employee	Name: Michael Blomfield Address: [ ] NRIC/Passport: [ ]

Item 2 Position	Managing Director of the Asia Pacific Region

Item 3 Duties and Powers	To act on behalf of the MF Global Group as Managing Director of the Asia Pacific Region. The Employee shall report to the Chief Executive Officer of the Company or any other person designated by the Chief Executive Officer or the Directors, The Employee’s primary work location will be Singapore.

Item 4 Term	The Term shall commence on November 15, 2010 (“Commencement Date”).

Item 4b Working Hours	As required for the normal operation of the business.

Item 5 Period of Notice	Sixty (60) days.

Item 6 Salary	Payable, in accordance with customary payroll practices, from the Commencement Date at the rate of USD41,667 per month (USD500,000 per annum) net of statutory deductions.

Item 7 Bonuses/Incentive Awards

(a)    Within thirty (30) days after your Commencement Date, the Company shall pay the Employee a one-time lump sum cash payment in the amount of USD300,000 (the “Sign-On Bonus”). If at any time during the two-year period following the Commencement Date, the Employee’s employment with the Company terminates for any reason except for (i) death, (ii) permanent disability (as certified by a doctor of the Company’s choosing), (iii) or the Company making the Employee’s position redundant or terminating the Employee’s employment other than for Cause (as described in the Agreement), the Employee shall be required to return a portion of the Sign-On Bonus equal to the net after-tax amount of the Sign-On Bonus (after application of all refunds and credits as a result of such repayment) multiplied by the difference of one minus a fraction, the numerator of which is the number of completed quarters since the Commencement Date and the denominator of which is eight (8). Such amount shall be returned to the Company no later than thirty (30) days following such termination date.

(b)    The Employee’s target incentive award for the fiscal year ending March 31, 2011 is USD750,000 (the “Target”). This incentive award will be determined based on the achievement of individual and performance goals under the terms of the applicable bonus plan or programs established by the Board of Directors (or a committee of the Board), provided that the Employee’s incentive award for the fiscal year ending March 31, 2011 will be not less than USD500,000. Such incentive award may be paid in cash or in the form of deferred instruments under the Long Term incentive Program (“LTI”) as amended from time to time. The deferred instruments will be subject to the vesting, leaver and other provisions of the rules of the LTI and the Employee’s award agreement. The Company reserves the right to amend the terms of the LTI from time to time. The proportion of the incentive award paid in deferred instruments, if any, will be determined by the Board (or a committee of the Board), and delivered to the Employee when annual incentive awards are paid to similarly situated employees of the Company, generally in June each year. Accordingly, the Company anticipates that the incentive award (cash and deferred instruments) for the fiscal year ending March 31, 2011 will be delivered to the Employee in June 2011. For future years, the Board (or a committee of the Board) will act in good faith to establish your annual target incentive award for each fiscal year evaluating job responsibilities, similarly situated employees, and external market practices.

(c)    For the avoidance of doubt, the Employee is only entitled to be paid a bonus/incentive award on condition that the Employee is in the Company’s employment in good standing as at the date such bonus/incentive award is paid (and not under any notice of termination).

(d)    To the extent any bonus amount or incentive award is being made in connection with a termination of employment, such payment is conditioned on delivery by the Employee of a valid general release and waiver of claims, in a form satisfactory to the Company.

Item 8 Long Term Incentives

Subject to approval of the Compensation Committee of the Board of Directors, which administers the LTI and ultimately reviews and approves the compensation recommendations made by management, the Company shall grant, with respect to the fiscal year ending March 31, 2011, the Employee an equity award of at least USD750,000 in the form of restricted stock units, subject to the terms of the LTI. Such grant shall be made when other grants are made to similarly situated employees of the Company, generally in May each year. Accordingly, the Company anticipates that the grant for the fiscal year ending March 31, 2011 will be made to the Employee in May 2011.

Item 9 Benefits/Entitlements
	(a)	The Company shall reimburse reasonable client entertainment and business expenses incurred by the Employee subject to the Company’s review and approval.

	(b)	The Employee shall be entitled to such medical benefits and insurance as may be extended to other similarly situated employees or as required by law.

	(c)	The Company will arrange for and bear the reasonable and customary cost of either moving or storing the Employee’s household goods in Sydney during his expatriate assignment, subject to approval of the Global Head of Human Resources. Reimbursement for storage will be for a period of three years, after which it will be subject for review.

	(d)	The Company will reimburse expenses associated with a home-finding trip to Singapore for a period of seven (7) days for the Employee and his spouse and dependent children. Business-class air travel, hotel, meals and incidental travel expenses will be reimbursed, and fees associated with a real estate agent’s services will be borne directly by the Company.

	(e)	The Company will enter into a property lease on behalf of the Employee, The Employee is required to make lease payments directly to the property manager, and in turn the Employee will be paid a differential Housing Allowance of an amount to be determined. This will be based on published housing cost information provided by Deloitte. This amount will be paid through the Company’s normal payroll process. To the extent that this will be considered taxable income, the monthly amount will be “grossed up” for taxes. The housing differential allowance will be reviewed after three (3) years and is subject to the approval of the Global Head of Human Resources,

(f)	Whilst employed in Singapore, the Company will pay for Property Management Services to rent out the Employee’s Primary Residence in Australia. This shall be for the services of a Real Estate / Property Manager only and shall exclude the cost of maintenance and repairs.

(g)	The Company shall cover the cost of Private School tuition for the Employee’s children at a school of the Employee’s choosing. This shall be limited to school fees and other dues, and does not include other services or incidentals related to their education.

(h)	The Company shall cover the reasonable cost of membership of such social club as the Employee may nominate, subject to approval of the Global Head of Human Resources, during his employment. Subject to entertainment expenses duly incurred under Item 9 (a), the employee shall be solely responsible for all costs and outgoings for his use of the facilities of his nominated club. The last payment of the Club Membership shall be prorated according to the number of completed months during which the Employee is employed by the company for the corresponding Financial Year, and the Employee shall reimburse the Company forthwith upon the Company’s request with the amount of any overpayment of the Club Membership Fees made by the Company.

(i)	The Company shall cover the cost of an automobile and driver to be used by the Employee and his family at his discretion.

(j)	The Company shall arrange for legal counsel to assist the Employee in applying for the appropriate work permit to work in Singapore. The Company will pay for the costs associated with the Employee obtaining such work permit, including the legal fees of such legal counsel.

(k)	The Company will make available to the Employee an accounting firm selected by the Company to assist the Employee (up to twenty hours of service per year, any excess to which must be approved in advance by the Global Head of Human Resources) in his preparation and filing of Australia and Singapore tax filings with respect to each full year (and partial year, if applicable) during which the Employee is in assignment overseas. Fees and expenses associated with the preparation of the Employee’s tax filings will be paid by the Company.

(I)	The Company shall cover the cost of Business Class airfares for the Employee, his spouse and dependent children for return travel to Australia twice per year

Item 10 Repatriation	The Company will either pay directly or reimburse the Employee for costs associated with the Employee’s relocation back to Australia immediately [(and in any event within 90 days)] following the Employee’s cessation of employment with the Company for any reason provided the Employee relocates back to Australia prior to commencing employment with a new employer:

	1.	In connection with the Employee’s relocation back to Australia, the Company will provide the Employee with an allowance of USD10,000 net of applicable income taxes, to cover miscellaneous costs, plus a shipping allowance equal to what was spent to move to Singapore. Any amount in excess of that will be at the discretion of the Global Head of Human Resources.

	2.	The Company will reimburse the Employee for business class airfare for a one-way flight for the Employee and family to relocate from Singapore to Australia following the cessation of employment.

	3.	Upon repatriation the Company will be responsible for the balance of the property lease relating to the Employee’s residence.

Item 11 Annual Leave	Twenty (20) days for every calendar year and pro-rated for any period during the Term that is less than a full calendar year.

Item 12 Address for service of Notice	The Company: MF Global Holdings Ltd. 717 Fifth Avenue, 11th Floor New York, New York 10022 Attention: Mr. Thomas Connolly Global Head of HR

Facsimile: +1 212 589 6250

The Employee: via email: [ ] Singapore address to be advised. If relocated to Australia: [ ], Australia

Item 13 Jurisdiction	State of New York.

Item 14 Salary Review	Salary review is, at present, conducted in June of every year and may be changed at any time at the discretion of the Company.

Item 15 Medical Leave for Illness	Fourteen (14) days. Medical leave must be supported by a certificate issued by a registered medical practitioner.

Item 16 Restraint Period

The period commencing on (and including) the date of termination of the Employee’s employment under this Agreement and ending on the date six (6) months thereafter (or such other period as determined by law, whichever is the shorter). During the Restraint Period, or until such time as the Employee is alternatively employed in accordance with Clause 17, the Employee will continue to receive Salary in accordance with Item 6.

Item 17 Special Conditions	Nil

Item 18 Assignment	This Agreement is being initially assigned to MF Global Singapore Pte. Limited (and may be further assigned or reassigned to any member of the MF Global Group).

EXECUTED as an Agreement by the parties here to the day and year first above mentioned.

Thomas F. Connolly Global Head of Human Resources for and on behalf of MF Global Holdings Ltd.	Cara Walters Head of Human Resources - Asia-Pacific for and on behalf of MF Global Singapore Pte Limited

Michael Blomfield
Passport: Australian Passport: [ ]